EXHIBIT (a)(1)(D)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND
AND YOU DO NOT WANT TO EXCHANGE YOUR ELIGIBLE OPTIONS
AMKOR TECHNOLOGY, INC.
WITHDRAWAL FORM FOR
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
     You previously received (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the e-mail from James J. Kim, dated November 22, 2006; (3) this election form; (4) the withdrawal form; (5) the presentation by Deloitte & Touche LLP describing the Offer to Amend; and (6) your personalized addendum containing information regarding your eligible option(s). You should submit this form only if you now wish to change that election and REJECT Amkor’s offer for some or all of your eligible options.
     To withdraw your election to accept the offer with respect to some or all of your eligible options, you must sign, date and deliver this withdrawal form via fax to (480) 722-0676 or via e-mail to 409A@amkor.com, by 5:00 p.m., Mountain Time, on December 21, 2006.
     You should note that if you withdraw your acceptance of the offer, you will not receive any cash payments or amended options in replacement for the withdrawn options and those options will not be amended. You will keep all of the options that you withdraw. These options will continue to be governed by the stock option plans under which they were granted and by the existing option agreements between you and Amkor.
     You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by submitting a new election form to Tammy Honnas via fax to (480) 722-0676 or via e-mail to 409A@amkor.com, by 5:00 p.m., Mountain Time, on December 21, 2006.
     I withdraw from the Offer to Amend with respect to the following eligible option(s):
          ☐
          ☐
     Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)	Corporate E-mail Address (If none, state other e-mail address at which you can be contacted)	Date and Time

RETURN BEFORE 5:00 P.M., MOUNTAIN TIME, ON DECEMBER 21, 2006 VIA FAX OR E-MAIL TO:

Tammy Honnas
Amkor Technology, Inc.
Fax: (480) 722-0676
Email: 409A@amkor.com

AMKOR TECHNOLOGY, INC.
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Withdrawal Form.
     A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Tammy Honnas, either via fax at (480) 722-0676 or via e-mail at 409A@amkor.com, attention: Tammy Honnas, on or before 5:00 p.m., Mountain Time, on December 21, 2006 (referred to as the expiration date). If Amkor extends the offer, this withdrawal form must be received by Tammy Honnas by the date and time of the extended expiration of the offer.
     The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by Tammy Honnas. You may fax your election form to Tammy Honnas at (480) 722-0676 or e-mail it to 409A@amkor.com, attention: Tammy Honnas. In all cases, you should allow sufficient time to ensure timely delivery. Amkor intends to confirm the receipt of your withdrawal form by e-mail within two U.S. business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by Tammy Honnas. Only responses that are complete, signed and actually received by Tammy Honnas by the deadline will be accepted. Responses may only be submitted via fax or e-mail. Responses submitted by any other means, including hand delivery, are not permitted.
     You should note that any options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.
     Although by submitting a withdrawal form you have withdrawn from the offer some or all of the option grants with respect to which you previously chose to accept, you may change your mind and re-elect to accept the offer with respect to some or all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn by you will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Re-elections with respect to options may be made at any time before the expiration date. If Amkor extends the offer beyond that time, you may re-elect with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to some or all of the withdrawn options, you must deliver a later dated and signed election form with the required information to Tammy Honnas while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.
     Although it is Amkor’s intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.

2. Signatures on this Withdrawal Form.
     If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Amkor of the authority of that person to act on your behalf must be submitted with this withdrawal form.
3. Other Information on this Withdrawal Form.
     In addition to signing this withdrawal form and inserting the option identification number and option date of grant from your personalized addendum, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address, or if there is no current corporate e-mail address, other current e-mail address at which you can be contacted.
4. Requests for Assistance or Additional Copies.
     Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the election form or this withdrawal form should be directed to:
Tammy Honnas
Amkor Technology, Inc.
Phone: (480) 821-2408
Copies will be furnished promptly at Amkor’s expense.
5. Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Tammy Honnas, on or before the expiration date.
6. Additional Documents to Read.
     You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the offer.
     7. Important Tax Information.

     You should refer to Section 14 of the Offer to Amend and Schedule C, D and E of the Offer to Amend, if applicable, which contain important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.